CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Equipointe Growth and Income Fund, a series of the Equipointe Funds, of our report dated November 7, 2006 on the financial statements and financial highlights included in the September 30, 2006 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

January 26, 2007